UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2008

Omrix Biopharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51905	52-2147005
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Rockefeller Center, Suite 2322, New York, New York		10020
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-887-6500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Omrix Biopharmaceuticals, Inc. (the "Company") has announced certain senior management changes, including the resignation of Ana Stancic as the Executive Vice President and Chief Financial Officer of the Company, effective February 19, 2008.

In connection with her departure, Ms. Stancic will be compensated in accordance with the terms of her Employment Agreement, dated August 19, 2007, with the Company. The Company and Ms. Stancic have entered into a mutual general release of all claims, obligations and liabilities.

Omrix has also announced the promotion of Nissim Mashiach, 46, to President and Chief Operating Officer of the Company.

In connection with Mr. Mashiach’s appointment as President and Chief Operating Officer, effective January 1, 2008, the Company entered into an employment agreement with Mr. Mashiach. The agreement has a three year term which will end on December 21, 2010, subject to automatic annual extensions for successive one-year terms unless either the Company or Mr. Mashiach gives 90 days’ prior written notice to the other party of their intent not to renew. Under the agreement, Mr. Mashiach is entitled to receive an annual base salary of $375,000, and an annual bonus award of up to 50% of his annual base salary based on the Company’s and individual performance measures established each year by the board of directors. Pursuant to the terms of the agreement, Mr. Mashiach was granted options to purchase 80,000 shares of the Company’s common stock under the Company’s 2006 Equity Incentive Plan. The stock options are scheduled to vest in equal annual installments over four years (with accelerated vesting upon a change of control, as such term is defined in the agreement), generally subject to Mr. Mashiach’s continued employment with the Company. In addition, the Company agreed to grant to Mr. Mashiach 7,500 shares of restricted stock, all of which will vest on January 2, 2011.

In connection with his promotion, Mr. Mashiach will relocate from Israel to New York. In connection with such relocation, the Company will reimburse Mr. Mashiach up to a maximum, net amount of $100,000 for his reasonable relocation expenses.

Mr. Mashiach has agreed that he will not compete with the Company for a period of three years following termination of his employment for any reason. Mr. Mashiach is also bound by a separate employee undertaking, which contains the Company’s standard confidentiality, proprietary information, assignment of inventions, and non-solicitation covenants.

During the term of Mr. Mashiach's employment agreement with the Company, if the Company terminates his employment without "cause" (as defined in the agreement), Mr. Mashiach is entitled to receive: (i) a pro rata portion of any annual bonus awarded to him for the year of termination, (ii) payments equal to his base salary for twelve months following the date of termination and (iii) a one time lump sum payment of up to a net maximum amount of $75,000 as reimbursement for actual relocation expenses incurred in connection with his relocation from New York to Israel. In the event that Mr. Mashiach's employment is terminated without "cause" upon a change of control, he would be entitled to receive: (i) a pro rata portion of his annual bonus as described above, (ii) a lump sum payment equal to his base salary for twelve months following the date of termination, (iii) vesting of all his then outstanding stock options and restricted stock shall be immediately accelerated and (iv) a lump sum payment of up to a net maximum amount of $75,000 as reimbursement for actual relocation expenses incurred in connection with his relocation from New York to Israel.

Ms. Ilanit Taman, the Company's Corporate Controller, has been appointed principal accounting officer.

A copy of the press release announcing these events is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated February 1, 2008 announcing key changes to senior management.
99.2 Employment Agreement, dated as of January 1, 2008, by and between Omrix Biopharmaceuticals, Inc. and Nissim Mashiach.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omrix Biopharmaceuticals, Inc.

February 1, 2008	By:	Nanci Prado

Name: Nanci Prado
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 1, 2008 announcing key changes to senior management.
99.2	Employment Agreement, dated as of January 1, 2008, by and between Omrix Biopharmaceuticals, Inc. and Nissim Mashiach